Exhibit 10.1

Amendment No. 1 to

Amendment Agreement

This amendment no. 1 (the “Amendment”), dated June 4, 2023, to the Amendment Agreement, originally dated as of May 10, 2023 (the “Amended Agreement”), is made by and between Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B, in its capacity as the registered holder (the “Holder”), Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”) and each Guarantor signatory hereto.

WHEREAS, the Company and the Holder entered into that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of January 11, 2023, pursuant to which the Holder purchased from the Company that certain Senior Secured Convertible Note due March 11, 2025 (the “Note”) and that certain Warrant to Purchase Common Stock (the “Warrant”), providing the Holder a warrant to purchase 1,018,079 shares of Common Stock; and

WHEREAS, pursuant to the Amendment Agreement, the parties agreed that the Holder would have the option (the “Option”) to purchase up to $10 million (the “Investment Amount”) in convertible notes and warrants on substantially the same terms as offered in the Securities Purchase Agreement, as amended pursuant to the Amendment Agreement, and the parties now desire to modify such Amended Agreement so as to agree that (1) all cash collateral presently held by Holder pursuant to the terms of the Note be released to the Company and (2) there will be no Controlled Account Agreement or any other restrictions placed on the Company’s access to any Investment Amount should the Holder exercise the Option, as set forth below.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the Securities Purchase Agreement, the Note, the Warrant, or the Amendment Agreement, as applicable.

2.	Release of Cash Collateral. Notwithstanding Section 15(q) of the Note, upon filing of the Schedule 14C as described in the Amended Agreement dated May 10, 2023, Agent and Holder hereby authorize the release to the Company of all cash collateral, totaling $2,924,000 (the “Cash Collateral”), presently held by Holder and, hereafter, Section 15(q) of the Note shall no longer be deemed applicable and the Company shall no longer be required to maintain a Controlled Account Agreement with respect to such funds. Following Holder’s release of the Cash Collateral, the Company shall be free to use the Cash Collateral as they need for general business purposes of running the Company, including holding such Cash Collateral in an interest bearing account at a bank of the Company’s choice, subject to the terms of the Transaction Documents.

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3.	Subsequent Purchases of Notes and Warrants. Should Holder exercise its Option to purchase the Additional Notes and Additional Warrants in accordance with the terms of the Amendment Agreement, at such time as the parties enter into any subsequent transaction documents related to the Subsequent Note and Warrant Purchase, any Additional Notes shall omit Section 15(q) and any reference to Controlled Account Agreements shall be omitted from all transaction documents related to the Subsequent Note and Warrant Purchase.

4.	Acknowledgements. The Company and each Guarantor hereby acknowledges, agrees, represents and warrants as follows:

(a)	The Securities Purchase Agreement, the Note, the Warrant and the other Transaction Documents, in each case as amended hereby, are legal, valid, binding and enforceable against the Company and each Guarantor in accordance with their respective terms.

(b)	The Company’s and each Guarantor’s respective obligations under the Transaction Documents, as amended hereby, are not subject to any setoff, deduction, claim, counterclaim or defenses of any kind or character whatsoever.

(c)	The Holder and the Collateral Agent have valid, enforceable and perfected security interests in and liens on the Collateral (as defined in the Security Agreement), as to which there are no setoffs, deductions, claims, counterclaims, or defenses of any kind or character whatsoever.

(d)	Except as previously disclosed to the Holder in writing, (x) no Event of Default under the Note has occurred and is continuing and (y) each of the Company’s representations and warranties set forth in the Securities Purchase Agreement are true and correct as if made on the date of this Amendment.

5.	No Waivers, Modifications. Except for the amendments and waivers expressly set forth herein, nothing contained in this Amendment shall be deemed or construed to amend, supplement, modify or waive any other provisions of the Transaction Documents or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

6.	Transaction Document. The parties hereto hereby agree that the term “Transaction Documents” shall be deemed to include the Amendment Agreement, as amended by this Amendment, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, for purposes of the Securities Purchase Agreement and all Transaction Documents, as amended by this Amendment.

7.	Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the Company, the Guarantors and the Holder, and each of their respective successors and assigns.

8.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. The parties agree that the state and federal courts located in New York County, New York shall have exclusive jurisdiction over any action, proceeding or dispute arising out of this Amendment and the parties submit to the personal jurisdiction of such courts.

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9.	Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Amendment by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

10.	Expenses. The Company will reimburse the Holder’s expenses incurred in connection with this Amendment in the amount of $2,750 on the date hereof.

11.	Disclosure/8-K obligation. The Company will disclose the material terms of this Amendment and the transactions contemplated hereby and thereby and attaching this Amendment as an exhibit thereto by not later than 9:00 a.m. on the Trading Day immediately following the execution of this Amendment, or such earlier time as may be required by law, by means of a Form 8-K filed with the Commission, which shall be subject to review and comment by the Holder (the “Form 8-K”). Upon the filing of such Form 8-K, the Company represents to the Holder that it shall have publicly disclosed all “material, non-public information” delivered to the Holder by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents and the Company expressly acknowledges and agrees that the Holder shall not have any duty of confidentiality with respect to any material, non-public information regarding the Company or any of its Subsidiaries.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Company:

SHUTTLE PHARMACEUTICALS HOLDINGS,
INC., as Company

By	/s/ Anatoly Dritschilo
Name:	Anatoly Dritschilo, M.D.
Title:	Chief Executive Officer

Guarantor:

SHUTTLE PHARMACEUTICALS, INC., as
Guarantor

By	/s/ Anatoly Dritschilo
Name:	Anatoly Dritschilo, M.D.
Title:	Chief Executive Officer

Holder:

ALTO OPPORTUNITY MASTER FUND,
SPC – SEGREGATED MASTER PORTFOLIO B,
as a Holder and Collateral Agent

By	/s/ Waqas Khatri
Name:	Waqas Khatri
Title:	Director

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